As filed with the Securities and Exchange Commission on March 9, 2000

                                 Registration No. 333 -__________


                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                             Form S-8

                      REGISTRATION STATEMENT
                              under
                    THE SECURITIES ACT OF 1933


                    TMBR/Sharp Drilling, Inc.
      (Exact name of registrant as specified in its charter)

               Texas                             75-1835108
   State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)               Identification No.)

        4607 West Industrial Boulevard
                  Midland, Texas                                79703
     (Address of principal executive offices)                (Zip Code)

         TMBR/Sharp Drilling, Inc. 1998 Stock Option Plan
                     (Full title of the plan)

                         Thomas C. Brown
  Chairman of the Board of Directors and Chief Executive Officer
                  4607 West Industrial Boulevard
                      Midland, Texas  79703
             (Name and address of agent for service)

                           915-699-5050
  (Telephone number, including area code, of agent for service)

                             Copy to:

                        Thomas W. Ortloff
                     Lynch, Chappell & Alsup
                   300 N. Marienfeld, Suite 700
                       Midland, Texas 79701
                          (915) 683-3351

                 CALCULATION OF REGISTRATION FEE


                                           Proposed         Proposed
                                           Maximum          Maximum         Amount of
Title of Securities   Amount to be       Offering Price     Aggregate      Registration
  To Be Registered    Registered (1)     Per Share (2)    Offering Price       Fee
________________________________________________________________________________________________
Common Stock,
 $.10 par value        750,000             $9.719          $7,289,250        $1,925
________________________________________________________________________________________________

      (1) Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

      (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sales prices of the Registrant's Common Stock as reported on the NASDAQ National Market System on March 7, 2000.

                             PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


    The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of the introductory Note to Part 1 of Form S-8.


                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

    The following documents filed by TMBR/Sharp Drilling, Inc. (the "Registrant") with the Securities and Exchange Commission (the
"Commission") are incorporated herein by reference:

                  (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

                  (2) The Registrant's Quarterly Report on Form 10-Q for the periods ended June 30, 1999, September 30, 1999 and December 31, 1999;

                  (3) All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the
                            "Exchange Act"), since March 31, 1999; and

                  (4) The Description of Registrant's Securities section (Item 11) from the Registrant's registration of securities on Form 10 filed with the Commission on August 10, 1984, as amended by Amendment No. 1 to Form 10 filed with the Commission on October 19, 1984, pursuant to Section 12(g) of the Exchange Act.

    In addition to the foregoing, all documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 5.  Interests of Named Experts and Counsel

    The validity of the issuance of the Common Stock issuable upon exercise of stock options granted or to be granted pursuant to the Registrant's 1998 Stock Option Plan has been passed upon for the Registrant by Lynch, Chappell & Alsup, a professional corporation, Midland, Texas. James M. Alsup, a shareholder of Lynch, Chappell & Alsup, is the Secretary of the Registrant.


Item 6.   Indemnification of Directors and Officers

    Article VIII of the Registrant's Articles of Incorporation and Article Nine of the Registrant's Bylaws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, as to any threatened, pending or completed action or suit by or in the right of the Registrant, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the case and, in respect of any claim, issue or matter as to which such person has been found to be liable for negligence or misconduct in the performance of his duty to the Registrant, shall not be made without court approval. In addition, the Registrant shall pay expenses incurred by a director, officer or employee in defending any proceeding in advance of its final disposition if the indemnified person undertakes to repay all amounts advanced if it should ultimately be determined that such person was not entitled to indemnification.

    The Registrant's Articles of Incorporation and Bylaws further provide that officers, directors or employees are entitled to be indemnified only if such person has met the applicable standard of conduct as determined (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders if such determination shall not have been made by the Board of Directors or by such legal counsel.

    Section B and Section E of Article 2.02-1 of the Texas Business Corporation Act ("TBCA") of the State of Texas provide that a Texas corporation may indemnify a person against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because he or she is or was a director, if it is determined that he or she (a) acted in good faith, (b) reasonably believed (i) in the case of conduct in his or her official capacity as a director, that his or her conduct was in the best interests of the corporation, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests, and (c) with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received, the indemnification (a) is limited to reasonable expenses actually incurred by such person in connection with the proceeding and (b) shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

    Article 2.02-1.H. of the TBCA provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he or she is a named defendant or respondent because he or she is or was a director if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

    Article 2.02-1.I. of the TBCA provides that if, in a suit for the indemnification required by Section H of Article 2.02-1, a court of competent jurisdiction determines that the director is entitled to indemnification under such section, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

    Article 2.02-1.J. of the TBCA provides that if, upon application of a director, a court of competent jurisdiction determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the requirements set forth in Section B of Article 2.02-1 described above or has been found liable to the corporation or has improperly received personal benefits, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding.

    Article 2.02-1.O. of the TBCA provides that an officer of the corporation shall be indemnified to the same extent provided by Sections H, I and J of Article 2.02-1 for a director and is entitled to seek indemnification under those sections to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1.

    Article 2.02-1.R. further provides that the corporation may purchase and maintain insurance or other arrangements on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Article 2.02-1.

Item 8.   Exhibits

               Exhibit No.              Description
               -----------              -----------

                *  5        Opinion of Lynch, Chappell & Alsup

                *23.1       Consent of Arthur Andersen LLP

                *23.2       Consent of Joe C. Neal and Associates

                *23.3 Consent of Lynch, Chappell & Alsup (contained in opinion filed as Exhibit 5)

                *24         Power of Attorney contained on Page 9 hereof

  -----------------
  * Filed herewith.


Item 9.   Undertakings

  (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2)    The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by
  Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (2)(a)(i) and (2)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 7th day of March, 2000.



                        TMBR/SHARP DRILLING, INC.


                   By:  /s/ Thomas C. Brown
                        -------------------------------
                        Thomas C. Brown,
                        Chairman of the Board of Directors
                        and Chief Executive Officer

                        POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Brown and Joe G. Roper and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them severally, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


  Signature                 Title                            Date
----------------    --------------------------          ---------------



/s/Thomas C. Brown   Chairman of the Board of            March 7, 2000
   ---------------    Directors and Chief
   Thomas C. Brown     Executive Officer
                      (Principal Executive
                            Officer)



/s/Joe G. Roper        President and Director            March 7, 2000
   ------------
   Joe G. Roper


/s/Donald L. Evans            Director                   March 7, 2000
   ---------------
   Donald L. Evans



/s/David N. Fitzgerald        Director                   March 7, 2000
   -------------------
   David N. Fitzgerald


/s/Patricia R. Elledge Controller/Treasurer and          March 7, 2000
   -------------------  Assistant Secretary
   Patricia R. Elledge  (Principal Financial
                              Officer)

                          EXHIBIT INDEX



             Exhibit No.             Description
             -----------             -----------

                *  5        Opinion of Lynch, Chappell & Alsup

                *23.1       Consent of Arthur Andersen LLP

                *23.2       Consent of Joe C. Neal and Associates

                *23.3 Consent of Lynch, Chappell & Alsup (contained in opinion filed as Exhibit 5)

                *24         Power of Attorney contained on Page 9 hereof

  * Filed herewith.

                                                        Exhibit 5

                     LYNCH, CHAPPELL & ALSUP
                    A PROFESSIONAL CORPORATION
                            ATTORNEYS
                      THE SUMMIT, SUITE 700
                       300 NORTH MARIENFELD
                       MIDLAND, TEXAS 79701
                    TELEPHONE:  (915) 683-3351
                    FACSIMILE:  (915) 683-8346


                         March 7, 2000




TMBR/Sharp Drilling, Inc.
4607 West Industrial Boulevard
Midland, Texas  79703

  Re:  Sale of up to 750,000 shares of Common Stock

Gentlemen:

  We have acted as counsel to TMBR/Sharp Drilling, Inc., a Texas corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 750,000 shares of Common Stock, $.10 par value ("Common Stock"), of the Company pursuant to the exercise of stock options granted or to be granted by the Company under the Company's 1998 Stock Option Plan (the
"Plan"), as further described in a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange
Commission (the "Registration Statement").

  We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinions hereinafter set forth. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

  Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

March 7, 2000
Page 2






                (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; and

               (ii) the Plan has been duly and validly authorized and adopted, and the issuance and sale of the 750,000 shares of Common Stock that may be issued and sold by the Company from time to time upon the exercise of stock options granted or to be granted in accordance with the Plan has been duly authorized, and such shares will, upon issuance and delivery against payment of not less than the par value of the Common
                        Stock, be legally issued, fully paid and nonassessable shares of Common Stock.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our firm and to the use of our name under the heading "Item 5. Interests of Named Experts and Counsel" in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under
Section 7 of the Securities Act of 1933, as amended.


                        Very truly yours,


                        LYNCH, CHAPPELL & ALSUP,
                        a professional corporation




                        By  /s/ Thomas W. Ortloff
                            ---------------------
                             Thomas W. Ortloff

                                                     Exhibit 23.1



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated May 21, 1999 included in the Annual Report on Form 10-K of
TMBR/Sharp Drilling, Inc. for the year ended March 31, 1999, and to all references to our firm included in this registration statement.





                                                /S/ ARTHUR ANDERSEN LLP






Dallas, Texas

February 29, 2000

                                                     Exhibit 23.2



            CONSENT OF INDEPENDENT PETROLEUM ENGINEERS



  As independent petroleum engineers, we hereby consent to the incorporation by reference in this registration statement of our report included in the Annual Report on Form 10-K of TMBR/Sharp Drilling,
Inc. for the year ended March 31, 1999 and to all references to our firm included in this registration statement.




                                      /S/ JOE C. NEAL AND ASSOCIATES



March 7, 2000

                     LYNCH, CHAPPELL & ALSUP
                    A PROFESSIONAL CORPORATION
                            ATTORNEYS
                      THE SUMMIT, SUITE 700
                       300 NORTH MARIENFELD
                       MIDLAND, TEXAS 79701
                    TELEPHONE:  (915) 683-3351
                    FACSIMILE:  (915) 683-8346

                         March 9, 2000


Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C.  20549

  Re:    TMBR/Sharp Drilling, Inc., Commission File No. 0-12757

Gentlemen:

  In connection with the proposed offering and sale of up to 750,000 shares of Common Stock, $.10 par value, of TMBR/Sharp Drilling, Inc., a Texas corporation (the "Company"), pursuant to the Company's 1998 Stock Option
Plan, the Company's Registration Statement on Form S-8, including exhibits (the "Registration Statement"), is submitted herewith by direct transmission for filing under the Securities Act of 1933, as amended.

  The filing fee has been remitted by wire transfer in accordance with
Item 13(c) of Regulation S-T.

  The Registration Statement filed herewith is believed to be complete and in compliance with the applicable form, instructions and rules pertaining thereto.

  All reports required to be filed by the Company pursuant to the Securities Exchange Act of 1934 have been filed and are believed to be complete.

  If any member of the Commission's Staff has any questions concerning the Registration Statement or desires further information or clarification in connection therewith, they should feel free to contact the undersigned at
(915) 683-3351.

                            Very truly yours,

                            LYNCH, CHAPPELL & ALSUP


                            By:  /S/ Thomas W. Ortloff
                                 ---------------------
                                 Thomas W. Ortloff

TWO/ds
Enclosures
cc: Patricia R. Elledge